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                                  Exhibit 23.2

  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

       We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Movie Gallery, Inc. 2003 Stock Plan of our reports dated March 14, 2005 with respect to: (i) the consolidated financial statements and related financial statement schedule of Movie Gallery, Inc.; (ii) Movie Gallery, Inc. management's assessment of the effectiveness of internal control over financial reporting; and (iii) the effectiveness of internal control over financial reporting of Movie Gallery, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended January 2, 2005, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Birmingham, Alabama
July 21, 2005